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Exhibit 3.1

CERTIFICATE OF LIMITED PARTNERSHIP

OF

U.S. SHIPPING PARTNERS L.P.

* * * * *

        This Certificate of Limited Partnership of U.S. Shipping Partners L.P. (the "Limited Partnership") is being executed by the undersigned for the purpose of forming a limited partnership pursuant to the Delaware Revised Uniform Limited Partnership Act.

        1.     The name of the Limited Partnership is U.S. Shipping Partners L.P.

        2.     The address of the registered office of the Limited Partnership in the State of Delaware shall be at 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808, County of New Castle; and the name of its registered agent at such address shall be Corporation Service Company.

        3.     The name and address of the general partner is:

NAME	ADDRESS
US Shipping General Partner LLC	399 Thornall Street 8th Floor Edison, New Jersey 08837

        IN WITNESS WHEREOF, the undersigned, constituting the sole general partner of the Limited Partnership, has caused this Certificate of Limited Partnership to be duly executed as of the 30th day of July, 2004.

General Partner:
US Shipping General Partner LLC
/s/ PAUL GRIDLEY Paul Gridley Authorized Person

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  Exhibit 3.1
CERTIFICATE OF LIMITED PARTNERSHIP OF U.S. SHIPPING PARTNERS L.P.